Exhibit 99.1
FOR IMMEDIATE RELEASE
Lear Contact:
Investor/Media Contact:
Mel Stephens
(248) 447-1624
Investor Contact:
Ed Lowenfeld
(248) 447-4380
Lear Announces Private Offering of $700 Million in New Senior Notes and Intention to Launch a Tender Offer for Existing 2008 and 2009 Senior Notes
     Southfield, Mich., November 20, 2006 — Lear Corporation [NYSE: LEA], one of the world’s largest automotive suppliers, today reported that it is offering $300 million aggregate principal amount of senior unsecured notes due 2013 and $400 million aggregate principal amount of senior unsecured notes due 2016. The notes will be guaranteed by certain direct and indirect subsidiaries of Lear Corporation. Lear also intends to commence a tender offer of up to $700 million for its existing 2008 and 2009 senior notes.
     The new notes will be privately placed to eligible purchasers and are expected to be eligible for resale under Rule 144A of the Securities Act of 1933. The private offering of the notes will be made within the United States to qualified institutional buyers and outside of the United States to non–U.S. investors.
     The notes being offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
     Lear intends to use the net proceeds of the note offering to pre–fund the repayment or repurchase of Lear’s outstanding 8.125% senior notes due 2008 (the “2008 Notes”) and a portion of outstanding 8.11% senior notes due 2009 (the “2009 Notes”) through the commencement of a cash tender offer for up to $700 million (or its equivalent) in face amount. Pending such repayment or repurchase, the net proceeds will be used for general corporate purposes.
     The terms and conditions of the tender offer will be set forth in Lear’s Offer to Purchase and will be conditioned upon, among other things, completion of the $700 million private offering referred to above and other customary closing conditions. Lear intends to offer to purchase the 2008 Notes for cash at a purchase price of €1,045 per €1,000 principal amount at maturity plus accrued interest and the 2009 Notes at a purchase price of $1,055 per $1,000 principal amount at maturity plus accrued interest.
     This news release is not an offer to purchase, nor a solicitation of an offer to sell, any securities.
     Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.1 billion in 2005, Lear ranks #127 among the Fortune 500. Lear’s world-class products are designed, engineered and manufactured by a diverse team of 111,000 employees at 286 locations in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to: general economic conditions in the markets in which the Company operates, including changes in interest rates; fluctuations in the production of vehicles for which the Company is a supplier; labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company; the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions; the outcome of customer productivity negotiations; the impact and timing of program launch costs; the costs and timing of facility closures, business realignment or similar actions; increases in the Company’s warranty or product liability costs; risks associated with conducting business in foreign countries; competitive conditions impacting the Company’s key customers and suppliers; raw material costs and availability; the Company’s ability to mitigate the significant impact of recent increases in raw material, energy and commodity costs; the outcome of legal or regulatory proceedings to which the Company is or may become a party; unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of the Company’s customers; the finalization of the Company’s restructuring strategy; the outcome of negotiations with respect to the Company’s North American interior segment; and other risks described from time to time in the Company’s Securities and Exchange Commission filings. In addition, no assurances can be given that the proposed private offering of senior notes and tender offer referred to in this news release will be completed on the terms contemplated or at all.
     The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.